Exhibit 99.1

Beverly A. Huss Joins Accuray Board of Directors

SUNNYVALE, Calif., January 11, 2018 — Accuray Incorporated (NASDAQ: ARAY) announced today the appointment of Beverly A. Huss to the company’s Board of Directors, effective January 7, 2018. Ms. Huss also currently serves on the boards of Qool Therapeutics, Inc., Surefire Medical, Inc., and Madorra. Her prior public company board experience includes Artes Medical, Wright Medical Group, and Dade Behring, Inc.

Ms. Huss is an accomplished chief executive officer who brings more than 22 years of management experience in the medical device industry. Since 2013 she has served as president and chief executive officer of Qool Therapeutics, formerly Thermocure, Inc., a development stage company focused on creating a novel non-invasive device for the preservation of tissue following a heart attack, stroke, traumatic brain injury and other medical conditions. Prior to joining Qool, Ms. Huss was President and Chief Executive Officer at start-up medical device company Vibrynt, Inc., and held multiple senior level leadership positions at Guidant Corporation, including, most recently President, Endovascular Solutions, and Vice President, Global Marketing, Vascular Intervention and Vice President of the Stent Business Unit.

“We are extremely pleased to welcome Beverly Huss to the Accuray Board of Directors. Beverly has a strong reputation in the medical device industry as a very effective leader with a track record for achieving operational excellence resulting in business growth. The combination of her business leadership and public company governance experience, across both large and small companies, make her an ideal choice to join our board,” said Joshua H. Levine, President and Chief Executive Officer.

“I’m thrilled to have the opportunity to join Accuray’s Board of Directors and be a part of a company that is using its innovative, industry-leading technologies to provide real hope to cancer patients and their families. The commitment and passion shared by the global Accuray team is inspiring,” said Beverly Huss.

With the appointment of Ms. Huss, Accuray’s Board consists of seven members.

About Accuray

Accuray Incorporated (NASDAQ: ARAY) is a radiation oncology company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

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Investor Contact:

Doug Sherk

EVC Group

+1 (646) 445-4800

dsherk@evcgroup.com

Media Contact:

Beth Kaplan

Accuray

+1 (408) 789-4426

bkaplan@accuray.com